Exhibit 5.9

DLA Piper UK LLP
Louizalaan 106 1050 Brussels Belgium
T +32 (0)2 500 15 09
F +32 (0)2 500 65 49
W www.dlapiper.com

[FORM OF OPINION]

Tomkins, Inc. Tomkins, LLC 1551 Wewatta Street Denver, Colorado 80202 United States	Your reference Our reference MVB/MVB/203989/1 BEM/1391004.1
19 August 2011

Dear Madam / Sir,

Re:    Legal opinion in relation to the capacity of Gates Power Transmission Europe BVBA, a private limited liability company incorporated under the laws of Belgium (“besloten vennootschap met beperkte aansprakelijkheid” / “société privée à responsabilité limitée”), with registered office at Dr. Carlierlaan 30, B-9320 Erembodegem, Belgium, and with registration number 0877.356.090 (Register of Legal Entities Dendermonde) (the “Company”) to enter into the Indenture, as defined herein).

We have acted as special Belgian legal counsel to the Addressee and have been asked to provide this legal opinion (the “Opinion Letter”) (i) in connection with the issuance of $1,150,000,000 aggregate principal amount of 9% Senior Secured Second Lien Notes due 2018 (the “Notes”) by Tomkins, Inc. (formerly Pinafore, Inc.) and the Addressee (formerly, Tomkins, LLC) and the guarantees of the Notes (the “Guarantees”) by the Companies named therein under an indenture dated as of 29 September 2010, as supplemented by the First Supplemental Indenture dated as of 18 November 2010, the Second Supplemental Indenture dated as of December 21, 2010, the Third Supplemental Indenture dated as of 23 December 2010, the Fourth Supplemental Indenture dated as of 20 January 2011, the Fifth Supplemental Indenture dated as of 23 February 2011, the Sixth Supplemental Indenture dated as of 24 February 2011 and the Seventh Supplemental Indenture dated as of 3 March 2011 (collectively, the “Indenture”) entered into among the Issuers (as defined therein), the Guarantors named therein, and Wilmington Trust FSB, as trustee (the “Trustee”) and collateral agent, and pursuant to a registration statement on Form F-4 under the Securities Act of 1933, as amended (the “Act”), filed with the US Securities and Exchange Commission (the “Commission”) on 24 June 2011 (the “Registration Statement”) and (ii) in particular, in relation to the capacity of the Company to accede to the Indenture as New Guarantor, by entering into a supplemental indenture N°. 3 dated 23 December 2010 with, amongst others, the Trustee (the “Third Supplemental Indenture”).

DLA Piper UK LLP is regulated by the ‘Ordre des avocats à la Cour de cassation’ of Belgium, the ‘Ordre français des avocats’ of the Brussels Bar, the ‘Nederlandse Orde van Advocaten’ of the Brussels Bar and the ‘Orde van Advocaten’ of the Antwerp Bar.

DLA Piper UK LLP is a limited liability partnership registered in England and Wales (number OC307847) which is part of DLA Piper, a global law firm, operating through various separate and distinct legal entitles.

A list of members is open for inspection at its registered office and principal place of business, 3 Noble Street, London. EC2V 7EE and at the address at the top of this letter.

Partner denotes member of a limited liability partnership or a lawyer with equivalent standing or qualifications. If the symbol * is marked next to the name of the signatory to this letter it means he or she provides services to DLA Piper UK LLP through a civil company under the form of a personal liability company.

A list of offices and regulatory information can be found at www.dlapiper.com

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1. Scope of the Opinion Letter

As Belgian legal counsel, we are only competent to render opinions on issues of Belgian law.

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This Opinion Letter is limited to Belgian law at the date of this opinion as currently applied by the Belgian courts. We have made no investigation of, and do not express or imply any views or opinions on the laws of any country other than Belgium. We will not take into account any new or retroactive legislation which, when introduced, may in any way affect or prejudice any opinion in this Opinion Letter.

This Opinion Letter is given on the basis that it will be governed by and construed in accordance with Belgian law. Belgian courts have exclusive jurisdiction with respect to this Opinion Letter.

In this Opinion Letter, all terms or expressions used with a capital letter shall have the same meaning as ascribed to them under the Third Supplemental Indenture.

This opinion is given to you in connection with a scanned copy of the Third Supplemental Indenture, executed by the Company.

For the purpose of rendering this opinion, but without opining upon these documents, we have also examined the parts directly related to the Third Supplemental Indenture of the documents referred to in Schedule 1 to this Opinion Letter (the “Corporate Documents”).

We have not reviewed any other documents than the Third Supplemental Indenture and the Corporate Documents, and we have made no other enquiries, save as expressly stated in the Opinion Letter.

2. Assumptions

We have assumed and not verified, to the extent relevant to each of the opinions given herein below:

(i)	the genuineness of all signatures and stamps;

(ii)	the authenticity of all documents submitted to us as originals;

(iii)	the completeness and conformity to original documents of all copies and/or other specimen documents submitted to us;

(iv)	the completeness, accuracy and conformity to original documents in form and in substance of all translations of documents, whether or not provided for convenience purposes or official translations;

(v)	that all the search results from public records, obtained by electronic data transmission or otherwise, are true, accurate, complete and fully reliable;

(vi)	that all consents, approvals, authorisations, or orders required from any governmental or other regulatory authorities outside Belgium and all other requirements for the legality, validity and enforceability of the Indenture and the Third Supplemental Indenture have been duly obtained or fulfilled and are and will remain in full force;

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(vii)	that there are no matters under the laws or regulations of any jurisdiction, other than Belgium, which are inconsistent with, or which would render incorrect, or which would otherwise affect the opinions given in this Opinion Letter;

(viii)	that the information recorded in the Co-ordinated Articles of Association of the Company as submitted to us is currently correct and that there have been no amendments to the same (although not constituting conclusive evidence thereof, our search on the website of the Belgian State Gazette (“Belgisch Staatsblad”/ “Moniteur Belge”) on the date hereof has not produced any indication to the contrary);

(ix)	that the meetings of the Board of Managers of the Company are held in Belgium and that, accordingly, the actual management of the Company is located in Belgium, since the date of its incorporation;

(x)	that on the date of execution of the Third Supplemental Indenture, Mr. William Patrick Allen, Mr. Piergiorgio Brusco and Mr Peter Verdonckt were still members of the Board of Managers of the Company, and that on this date there were no other members of its Board of Managers (although not constituting conclusive evidence thereof, our search on the website of the Belgian State Gazette (“Belgisch Staatsblad”/ “Moniteur Belge”) on the date hereof has not produced any indication to the contrary);

(xi)	that the Board Minutes truly and accurately reflect what was discussed and resolved at the meeting of the Board of Managers and that the meeting of the Board of Managers of the Company was effectively conducted as a meeting with deliberations, the contents of which are duly reflected in the Board Minutes, and that the resolutions passed at such meeting were duly adopted, have not been revoked or varied and remain in full force and effect as of the date hereof;

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(xii)	that the managers of the Company do not have a conflict of interest in connection with the execution of the Third Supplemental Indenture or any of the transactions contemplated thereunder, that would preclude them from validly exercising their mandate and validly representing the Company;

(xiii)	that the entry into the Third Supplemental Indenture is in the best interest of the Company (as determined by its Board of Managers) and that the Third Supplemental Indenture is entered into for bona fide commercial purposes, without any fraudulent intent (including as to the interests of creditors) and at arms’ length conditions and that the parties to the Third Supplemental Indenture in their conduct have complied with the requirement of good faith and fair dealing and that their conduct has not infringed public policy or moral standards;

(xiv)	that the Third Supplemental Indenture has been executed by duly authorised representatives of each party thereto other than the Company and the authorised signatories of each such party had, at the time of executing, full legal power and capacity to execute the Third Supplemental Indenture in the name and on behalf of each such other party;

(xv)	that the Third Supplemental Indenture constitutes the legal, valid and binding obligations of the parties thereto under its governing law, and is enforceable against those parties in accordance with its terms under all applicable laws of any relevant jurisdiction;

(xvi)	that there are no dealings, agreements or arrangements, actions or events between, by or involving any of the parties to the Third Supplemental Indenture which modify or supersede any of the terms of the Third Supplemental Indenture, or which otherwise affect the opinions given in this Opinion Letter;

(xvii)	that the representations, warranties and statements given by the parties in the Third Supplemental Indenture are true and accurate in all respects at the date of entry into the Third Supplemental Indenture and at the date of this Opinion Letter; and

(xviii)	no obligations incurred by the Company pursuant to the Third Supplemental Indenture have been or will be incurred to finance or refinance in whole or in part, directly or indirectly, an acquisition of or subscription of any shares in the Company in breach of Article 329 of the Belgian Company Code.

3. Opinions

Subject to (i) the assumptions, qualifications, reservations and limitations as mentioned herein, (ii) any factual matters not disclosed to us in the course of our investigations and without expressing any opinion as to matters or documents other than the Indenture (including the guarantee of the Notes contained therein), we are of the following opinion on the date hereof:

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1.	the Company is a company duly incorporated and validly existing as a “besloten vennootschap met beperkte aansprakelijkheid” / “société privée à responsabilité limitée” under the laws of Belgium;

2.	the Company had all necessary corporate power to execute the Indenture;

3.	the persons named as authorised persons with respect to Company had the right, power and authority to execute the Indenture on behalf of the Company and to give any notices or certificates under the Indenture on the Company’s behalf, in accordance with the power of attorney granted by the Board of Managers in the Board Minutes; and

4.	all authorisations required or advisable in Belgium in connection with the execution and performance by the Company of the Indenture have been obtained or effected (as appropriate) and are in full force and effect;

4. Qualifications and reservations

The opinions expressed in this Opinion Letter are subject to the following qualifications and reservations:

1.	We express no opinion as to matters of fact, nor as to questions of law which can be decided only on the basis of matters of fact nor as to the effect of facts, whether known to us or not, that may have an effect on the opinion given herein.

2.	In principle, a power of attorney or agency can be revoked by the principal at any time without prior notice or justification. A power of attorney or agency can however be made irrevocable, provided that it is limited in time. A termination of an irrevocable power of attorney or agency can give rise to damages. Any appointment of an attorney or agent may be limited in circumstances of conflict of interest between the principal and the attorney-in-fact or agent and terminates in principle without retroactive effect upon bankruptcy or liquidation of the principal.

3.	The opinions expressed in this Opinion Letter may be affected or limited by the provisions of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganisation, suspension of payments and other or similar laws of any jurisdiction and of general application now or hereafter in effect, relating to or affecting the enforcement or protection of creditors’ rights generally, including but not limited to the Belgian Bankruptcy Law and the law of 31 January 2009 on the continuity of enterprises (“wet van 31 januari 2009 betreffende de continuiteit van ondernemingen”/ “loi du 31 janvier 2009 relative à la continuité des entreprises”).

4.

Under Belgian law, each company is subject to the so-called corporate speciality principle (“principe de spécialité”/ “specialiteitsbeginsel”), which requires it to pursue the generation of profit and prevents it from entering into any transactions which are not directly or indirectly beneficial to it. If the

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undertakings made by a company cannot be demonstrated to be to its advantage or if the undertakings can be deemed to be mere gifts without any actual and demonstrable advantage for a company, then the same may be held to be null and void.

5. Limitations

This Opinion Letter is addressed to you at your explicit request and may only be relied upon by you in connection with the transactions to which the Third Supplemental Indenture relates.

1.	This Opinion Letter is strictly limited to the matters addressed herein and is not to be used or extended by implication to any other matter, whether in connection with the Third Supplemental Indenture or otherwise.

With the exclusion of the matters as to which we are expressing an opinion in section 3 of this Opinion Letter, this Opinion Letter should not be construed as expressing any opinion on the completion, accuracy and correctness of any of the representations and warranties or any other information given by the parties in the Third Supplemental Indenture. In particular, we do not express any opinion as to (i) any matters of fact, (ii) the validity and enforceability of the Third Supplemental Indenture under any applicable laws, (iii) the accounting treatment of the transactions contemplated by the Third Supplemental Indenture and (iv) any matters of direct or indirect taxation.

2.	There is no intention on our part to amend or update this Opinion Letter in the event of changes after the date hereof in any Belgian laws, existing case law or regulations relevant to the opinions given in this Opinion Letter.

3.	In this Opinion Letter, Belgian legal concepts are expressed in English terms and not in their original Dutch or French terms used in Belgian laws. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. This opinion may, therefore, only be relied upon under the express condition that any issues of interpretation arising there under be governed by Belgian law and be brought before a court in Belgium.

This Opinion Letter is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. This Opinion Letter also may be relied upon by Latham & Watkins LLP in connection with the issuance of its opinion letter in connection with the Registration Statement, and any amendments thereto, including any post-effective amendments to be filed by the Issuers with the Commission under the Act. Moreover, we hereby consent to the filling of this opinion with the U.S. Securities Exchange Commission as an exhibit to the registration statement on Form F-4 and to the reference to this firm under the caption “Legal Matters” in the prospectus which forms a part thereof.

The liability of the issuer of this opinion in connection with its contents is limited in the aggregate to the maximum cover under the professional indemnity insurance of

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the issuer that is available in connection with this opinion at the time any payment under a claim is to be made.

This opinion is given by DLA Piper UK LLP and not on behalf of any other offices or any other firms associated with us.

Yours sincerely,

Dirk Caestecker*
Partner

DLA PIPER UK LLP dirk.caestecker@dlapiper.com

Schedule 1 – Corporate Documents

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Schedule 1

Corporate Documents

(a)	Copy of the latest co-ordinated articles of association of the Company, dated 3 December 2010 (the “Co-ordinated Articles of Association”);

(b)	A list of all publications in the Annexes to the Belgian Official Gazette during the last five years in respect of the Company until the date hereof;

(c)	Copy of the minutes of the meeting of the Board of Managers of the Company, dated 21 December 2010 (the “Board Minutes”);

(d)	An excerpt dated 18 August 2011 from the Crossroads Bank for Enterprises (“Kruispuntbank van Ondernemingen” / “Banque-Carrefour des Entreprises”) confirming that the Company (i) has been duly registered and (ii) has not been put into liquidation on the date thereof; and

(e)	Written confirmation dated 19 August 2011 from the Clerk’s office of the Dendermonde Commercial Court confirming that the Company has not been declared bankrupt or has not filed with the Dendermonde Commercial Court a petition for its judicial reorganization on the basis of the law of 31 January 2009 on the continuity of enterprises (“wet van 31 januari 2009 betreffende de continuiteit van ondernemingen” / “loi du 31 janvier 2009 relative à la continuité des entreprises”) (the “Certificate of Non-Insolvency”).